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                     September 29, 2023

       Richard A. Brand
       Principal Executive Officer
       Fortune Rise Acquisition Corp
       13575 58th Street North, Suite 200
       Clearwater, FL 33760

                                                        Re: Fortune Rise
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 22,
2023
                                                            File No. 001-40990

       Dear Richard A. Brand:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Mike Bradshaw